Exhibit 5.2

September 21, 2015

Spectrum Brands, Inc.

3001 Deming Way

Middleton, Wisconsin 53562

and

National Openings, LLC

c/o Spectrum Brands, Inc.

3001 Deming Way

Middleton, Wisconsin 53562

Ladies and Gentlemen:

We have acted as special Pennsylvania counsel to National Openings, LLC, a Pennsylvania limited liability company (the “Pennsylvania Guarantor”), which is a subsidiary of Spectrum Brands, Inc., a Delaware corporation (“Spectrum”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Spectrum, SB/RH Holdings, LLC, and the subsidiaries of Spectrum listed in the Registration Statement, including the Pennsylvania Guarantor, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance by Spectrum of certain Exchange Notes (as defined hereinbelow) guaranteed by SB/RH Holdings, LLC, the Pennsylvania Guarantor, and certain other subsidiaries of Spectrum listed in the Registration Statement (collectively, the “Guarantors”) in exchange for the same aggregate principal amount of the Initial Notes which are not registered under the Securities Act.

Spectrum will be exchanging $250,000,000 of its outstanding 6.125% Senior Notes due 2024 and certain related guarantees which were issued on December 4, 2014, in a private offering (the “2024 Initial Notes”) for a like aggregate amount of its registered 6.125% Senior Notes due 2024 and certain related guarantees (the “2024 Exchange Notes”). The 2024 Initial Notes were issued under that certain indenture dated as of December 4, 2014, among Spectrum, certain of the Guarantors, and U.S. Bank National Association, as trustee (the “Original 2024 Notes Indenture”), since supplemented by that certain supplemental indenture dated as of February 24, 2015, and that certain supplemental indenture dated as of June 23, 2015 (altogether, the “2024 Notes Supplemental Indentures,” and together with the Original 2024 Notes Indenture, the “2024 Notes Indenture”). The 2024 Exchange Notes will also be issued under the 2024 Notes Indenture.

In addition, Spectrum will be exchanging $1,000,000,000 of its outstanding 5.750% Senior Notes due 2025 and certain related guarantees which were issued on May 20, 2015, in a private offering (the “2025 Initial Notes”) for a like aggregate amount of its registered 5.750% Senior Notes due 2025 and certain related guarantees (the “2025 Exchange Notes,” and together with the 2024 Exchange Notes, the “Exchange Notes”). The 2025 Initial Notes were issued under that certain indenture dated as of May 20, 2015, among Spectrum, certain of the Guarantors, and U.S. Bank National Association, as trustee (the “Original 2025 Notes Indenture”), since supplemented by that certain supplemental indenture dated as June 23, 2015 (the “2025 Notes Supplemental Indenture,” and together with the “Original 2025 Notes Indenture,” the “2025 Notes Indenture,” and together with the 2024 Notes Indenture, the “Indentures”). The 2025 Exchange Notes will also be issued under the 2025 Notes Indenture.

All capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the respective Indentures. We have assumed, with your permission, that (i) the Indentures have not been further amended, modified, or supplemented and (ii) the Exchange Notes will be issued pursuant to the Indentures and otherwise in compliance with the provisions of the Indentures.

In connection with this opinion, we have examined copies, identified to our satisfaction, of fully executed counterparts of the documents listed on Exhibit A attached hereto (the “Documents”). We have also examined (i) the certificate of organization of the Pennsylvania Guarantor as certified by the Secretary of the Department of State for the Commonwealth of Pennsylvania (the “Secretary of State”) on November 26, 2014 (the “Pennsylvania Guarantor Certificate”); (ii) the operating agreement of the Pennsylvania Guarantor as certified by the Secretary of the Pennsylvania Guarantor as of the date hereof (the “Pennsylvania Guarantor Operating Agreement,” and together with the Pennsylvania Guarantor Certificate, the “Pennsylvania Guarantor Organizational Documents”); (iii) the limited liability company resolutions of the Pennsylvania Guarantor dated as of (i) December 1, 2014 and (ii) May 14, 2015 (as ratified by resolutions of the sole member of the Pennsylvania Guarantor on September 21, 2015); (iv) a certificate of good standing of the Pennsylvania Guarantor certified by the Secretary of State on September 15, 2015 (the “Certificate of Good Standing”); (v) that certain Omnibus Officer’s Certificate of Spectrum, the Pennsylvania Guarantor and certain other subsidiaries of Spectrum delivered in connection with the transactions contemplated by the Registration Statement, from Nathan E. Fagre, as Vice President of the Pennsylvania Guarantor dated as of the date hereof (the “Omnibus Certificate”); and (vi) the Registration Statement.

In rendering the opinions expressed below, we have assumed, with your permission and without independent investigation:

a. the valid existence and good standing in the jurisdiction of its organization of each party to the Documents (other than the Pennsylvania Guarantor);

b. the due authorization, execution and delivery of the Documents by each party thereto (other than the Pennsylvania Guarantor);

c. the power and authority of each party to the Documents (other than the Pennsylvania Guarantor) to execute, deliver and perform its obligations under the same, and that such execution, delivery and performance do not conflict with, contravene, violate or constitute a default under such party’s certificate or articles of incorporation, bylaws or other organizational documents;

d. the execution, delivery and performance of its respective obligations under each Document to which it is a party by each party to the Documents do not conflict with, contravene, violate or constitute a default under (i) any indenture, instrument or other agreement to which such party or its property or assets is subject or any contractual or legal restriction having applicability to such party or such property or assets, (ii) any rule, law or regulation of any court or regulatory or governmental authority to which such party (other than the Pennsylvania Guarantor) is subject or (iii) any writ, order, judgment or decree of any court or regulatory or governmental authority to which such party is subject or by which any of its properties or assets are bound;

e. the authority of all individuals signing the Documents on behalf of the parties thereto (other than the Pennsylvania Guarantor);

f. the legal capacity of all natural persons, including natural persons acting on behalf of a business entity; and

g. that there are no records, agreements or understandings between any of the parties to the Documents that would alter the agreements set forth therein.

We have relied on the Omnibus Certificate and have assumed (i) that the sole member or manager of the Pennsylvania Guarantor executing the resolutions referred to therein was duly appointed and/or elected in accordance with applicable laws and the Pennsylvania Guarantor Organizational Documents and (ii) that the officers of the Pennsylvania Guarantor whose incumbency is certified in the Omnibus Certificate have been duly elected or appointed in accordance with applicable laws and the Pennsylvania Guarantor Organizational Documents.

We have also assumed the genuineness of all signatures, the authenticity of all writings, certificates, instruments and records submitted to us as originals, the conformity to originals of all such writings, certificates, instruments and records submitted to us as certified, conformed or photostatic copies, the authenticity of the originals of such copies, and the truthfulness of all statements of fact set forth therein.

Based on the foregoing and in reliance thereon, and subject to the limitations, qualifications, and exceptions set forth below, we are of the opinion that:

1. The Pennsylvania Guarantor is a limited liability company validly existing and in good standing under Pennsylvania law and has all requisite power and authority to execute, deliver, and perform all of its obligations under the Documents to which it is a party.

2. The execution and delivery by the Pennsylvania Guarantor of the Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by all necessary limited liability company action.

3. The Documents to which the Pennsylvania Guarantor is a party have been duly executed and delivered by the Pennsylvania Guarantor.

4. The execution and delivery by the Pennsylvania Guarantor of the Documents to which it is a party and the performance of its obligations thereunder will not violate any provision of statutory law or regulation of the Commonwealth of Pennsylvania applicable to the Pennsylvania Guarantor or violate any provision of the Pennsylvania Guarantor Organizational Documents.

The opinions set forth above are subject to the following limitations, qualifications, and exceptions:

(A) In this opinion, any reference to Pennsylvania law means the Pennsylvania Business Corporation Law of 1988, as amended, and those laws, statutes, rules and regulations of the Commonwealth of Pennsylvania which, in our experience, are normally applicable to transactions of the type contemplated by the Documents and would normally be applicable to domestic corporations transacting business in Pennsylvania that are not engaged in regulated business activities (other than state blue sky laws, securities laws, and antifraud laws), but without having made any special investigation concerning the applicability of any other law, statute, rule or regulation.

(B) The foregoing opinions are strictly limited to the matters stated herein, and no other or more extensive opinion is intended or implied or to be inferred beyond the matters expressly stated herein.

(C) Our opinions is paragraph 1 above regarding valid existence and good standing are based solely on our review of the Certificate of Good Standing as of the date of certification.

(D) Our opinions are limited to the internal laws of the Commonwealth of Pennsylvania, and we express no opinion with respect to the federal laws of the United States, the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state (including the Commonwealth of Pennsylvania). Our advice on each legal issue in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court of the Commonwealth of Pennsylvania.

(E) We express no opinion as to:

(1) the legality, validity, binding effect or enforceability of the Documents as to any person or entity;

(2) compliance with, or any governmental or regulatory filing, approval, authorization, license or consent required by or under, any (a) Federal or state anti-fraud laws; (b) Federal or state environmental laws; (c) Federal or state antitrust and unfair competition laws; (d) Federal or state taxation laws; (e) Federal or state patent, trademark or copyright statutes; (f) statutory or other requirements relating to the disposition of hazardous waste or environmental protection; (g) Federal or state receivership or conservatorship laws; (h) Federal or state securities laws; (i) Federal or state labor or employment laws; (j) Federal or state employee benefits or pension laws; (k) Federal or state maritime or aviation laws; (l) Federal or state laws concerning public utilities; (m) Federal or state racketeering laws; (n) Federal or state laws relating to communications; (o) zoning, health, safety, building, permitting, land use or subdivision laws; (p) the Equal Credit Opportunity Act; (q) Federal or state laws and policies concerning (A) national and local emergencies, (B) possible judicial deference to acts of sovereign states, and (C) criminal and civil forfeiture laws; and (r) other state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes); and in the case of each of the foregoing in this paragraph (2), all rules and regulations promulgated thereunder or administrative or judicial decisions with respect thereto;

(3) compliance by the Pennsylvania Guarantor with the various operating covenants in the Documents; or

(4) the effect of any law relating to the legal or regulatory status of any individual or entity.

We have assumed without investigation that each of the Pennsylvania Guarantor Organizational Documents we have reviewed is a true, accurate and complete copy of such document, and that each of the Pennsylvania Guarantor Organizational Documents is in full force and effect and has not been amended or repealed.

We have made no examination and express no opinion, with respect to any laws relating to terrorism or money-laundering, including the (i) the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56) and (ii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.”

We have made no examination of, and express no opinion as to, the business, operations or financial condition of the Pennsylvania Guarantor or any other individual or entity or the effect thereon of the transactions contemplated by the Documents. In this regard, we have assumed that (i) the transactions contemplated under the Documents have been entered into by the parties thereto in good faith, (ii) there is no actual intent to hinder, delay or defraud any present or future creditor of the Pennsylvania Guarantor, and (iii) the Pennsylvania Guarantor is not engaged in business with unreasonably small capital, is not insolvent under applicable law, and has not incurred debts beyond its ability to pay, as to which matters we understand you have satisfied yourself. We are not expressing any opinion as to the effect on the Documents if any such assumptions should be inaccurate or as to any matter for which an express opinion is not provided herein.

This opinion letter has been prepared for use in connection with the transactions covered by the Registration Statement and may not be relied upon for any other purpose.

This opinion speaks as of the date hereof, and we assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to the references in the Registration Statement to our Firm under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Barnes & Thornburg LLP
BARNES & THORNBURG LLP

Exhibit A

Indentures